Exhibit 99.1

Scripps reports third-quarter results

For immediate release	(NYSE: SSP)
Nov. 8, 2013

CINCINNATI -Record third-quarter political spending last year resulted in an expected decline in year-over-year television revenue for The E.W. Scripps Company in the third quarter of 2013. However, excluding the cyclical political revenue from both years, television revenues rose 7.5 percent, boosted by a 40 percent increase in retransmission fees from cable and satellite operators.

Scripps also completed the rollout of digital and print subscription bundles in all 13 of its newspaper markets, which, combined with targeted price increases, led to an upswing in newspaper subscription revenue in the third quarter.

Consolidated revenues were $190 million, a decrease of 14 percent, or $30.1 million, from the prior-year quarter. In this off-cycle period, political advertising revenues decreased $32.9 million.

The Company reported a loss from operations before income taxes of $11.9 million in the third quarter of 2013 compared to income from operations before income taxes of $14.2 million in the prior-year period.

The net loss for the third quarter of 2013 was $8.9 million, or 16 cents per share, compared to net income of $12 million, or 21 cents per share, in the third quarter of 2012. The tax expense for the 2012 quarter includes $3.7 million, or 7 cents per share, in favorable adjustments to the reserve for prior-year income taxes.

Costs and expenses for segments, shared services and corporate decreased 1.7 percent to $182 million compared to the year-ago quarter.

"In television we saw, in addition to the rise in retransmission fees, an increase in local, national and digital advertising, despite an uncertain economic environment,” said Rich Boehne, Scripps chairman, president and CEO.

"The television group also has closely managed expenses, helped by the success of our programming strategy. Our game show Let’s Ask America is now airing in all 13 Scripps TV markets, and this week we announced a deal for MGM to begin syndicating the show nationwide. Our second original and wholly owned show, The List, is seeing strong ratings growth, and the success of both shows, along with that of our partially owned show, RightThisMinute, have decreased programming expenses and lessened our reliance on syndicated shows.

"Our push to win in the local digital marketplace continues unabated. By year end we expect to have hired more than 100 people whose jobs are solely focused on selling and managing advertising campaigns for clients in our local markets. Our next generation of apps and site improvements continue to roll out across the company, and we’re seeing audience growth and engagement as well as increases in unique visitors, video views and product downloads.

"In the newspaper group, subscription revenue increased for the first time in many years due to our new digital and print bundled subscriptions and an increase in single-copy prices in some markets. We expect to see further lift in subscription revenue in the coming quarters from our bundled subscriptions. All 13 Scripps markets have now launched the bundles, and early adoption rates are promising - nearly 25 percent of our total subscribers had already established their digital accounts by the end of the quarter, and some markets have seen 40 percent activation rates. Also strong in the early months have been digital-only subscriptions, which establish our relationship with an all-new group of consumers.”

Third-quarter results by segment are as follows:

Television
Revenue from television stations was $99.3 million in the third quarter of 2013, down $26 million from the year-ago quarter. The prior-year period included $36 million of political revenue as well as incremental 2012 Summer Olympics advertising on our three NBC-affiliated stations.
Advertising revenue broken down by category was:

•	Local, up 5 percent to $54.6 million

•	National, up 5.4 percent to $27.4 million

•	Political, $1 million compared to $33.9 million in the 2012 quarter

•	Retransmission fees, up 40 percent to $10.4 million

Digital revenue increased 6.1 percent to $4.3 million.

Total segment expenses decreased 3.7 percent, primarily related to reductions in incentive compensation, lower syndicated programming costs, and lower marketing and promotion costs. The prior-year period included marketing and promotion costs to support the debut of Let’s Ask America and The List.

Segment profit in the third quarter was $18.9 million, compared with $41.8 million in the year-ago quarter.

Newspapers
In the third quarter of 2013, revenue from newspapers was $88.3 million, down 4.4 percent from the prior-year period but offset slightly by the first subscription revenue increase since the fourth quarter of 2010.

Advertising and marketing services revenue was $55.1 million, which represents an 8.1 percent decline from the prior-year period.

Advertising and marketing services revenue broken down by category was:

•	Classified, down 11 percent to $16.2 million

•	Real Estate - down 5.1 percent

•	Employment - down 16.4 percent

•	Automotive - down 11 percent

•	Local, down 5.6 percent to $16.5 million

•	Preprint and other, down 8.3 percent to $14.6 million

•	National, down 24.5 percent to $1.4 million

•	Digital, down 1.8 percent, to $6.3 million. Pure-play digital revenue increased 6.5 percent over the year-ago quarter.

Subscription revenue increased 1.4 percent to $28.2 million. In the third quarter, Scripps completed the launch of its bundled subscription packages which, combined with single-copy price increases, led to the increase in subscription revenue. Nearly 25 percent of current subscribers activated their digital accounts and now have full access to all content on their desktop computers, tablets and smartphones. Activations are a key measure of adoption of Scripps digital news products.

Expenses for the newspaper group were $85.3 million, a decrease of 3.2 percent from the third quarter of 2012. Employee costs decreased 4.8 percent due to lower employment levels. Newsprint expenses decreased 15 percent, due to an 11 percent decline in price and also due to lower volume.

Third-quarter segment profit in the newspaper division was $3 million, a decrease of $1.2 million from the third quarter of 2012.

Shared services and corporate
The “shared services and corporate” line of the Company’s financial statements includes certain incremental investments in hiring and developing digital-only sales people, streamlining the digital sales process, and creating digital content.

Shared services and corporate expenses increased $3.3 million to $13.9 million. Nearly all of this increase was due to costs to grow digital offerings and revenue.

Through October, we hired 81 digital-only salespeople and are on track to hire a total of 100 by year end.

Financial condition
At Sept. 30, 2013, cash and cash equivalents totaled $202 million, while total debt was $184 million. We repurchased 2.1 million shares for $34.4 million in the third quarter and 4.8 million shares for $69.3 million year to date.

Year-to-date results
Year-to-date, revenue was $596 million, compared to 2012 year-to-date revenue of $644 million. Political advertising declined $47.7 million year over year.

In the first three quarters of 2013, the Company reported a $15.6 million loss from operations before income taxes, compared to income from operations before income taxes of $16.4 million in 2012. The prior-year period included acquisition-integration costs of $5.8 million, primarily a non-cash charge to terminate an agreement with the previous national sales representation firm of the acquired stations.

For the first nine months of the year, costs and expenses for segments, shared services and corporate were $553 million, a decrease of $6.9 million compared to the same period in 2012. The 2013 period includes $12.2 million of incremental expenses to grow digital operations.

Net loss was $8.3 million, or 15 cents per share, in the first nine months of 2013, compared to net income of $13 million, or 23 cents per share, in the first nine months of 2012. The current-year tax benefit includes $2.4 million, or 4 cents per share, in favorable adjustments to the reserve for prior-year income taxes, while the prior-year tax expense includes $3.7 million, or 7 cents per share, in favorable adjustments to the reserve for 2011 income taxes. Acquisition-integration costs reduced the prior-year earnings per share by approximately 6 cents.

Looking ahead
For year-over-year performance of key metrics in the fourth quarter, management expects:

•	Television revenues to be down mid-twenties (prior-year period includes $56.9 million of political advertising). For the full year, television revenue to be down mid-teens.

•	Television expenses to be down mid-single digits.

•
Newspaper revenues and expenses to decline at a low-to-mid-single-digit rate, with the decline in expenses being greater than the decline in revenues. Subscription revenues to increase low single digits. For the full year, newspaper revenue to be down mid-single-digits.

•	Expenses for shared services and corporate to be approximately $15 million.

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s third-quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, and click on the “Investor Relations” link.

To access the conference call by telephone, dial (800) 230-1085 (U.S.) or (612) 332-0107 (international) approximately 10 minutes before the start of the call. Investors and analysts will need the name of the call ("third-quarter earnings report") to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 10:30 a.m. EDT Nov. 8 until 11:59 p.m. Nov. 15. The domestic number to access the replay is (800) 475-6701 and the international number is (320) 365-3844. The access code for both numbers is 304660.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose "investor relations," then follow the "audio archives" link on the left side of the page.

Forward-looking statements
This press release contains certain forward-looking statements related to the company's businesses that are based on management's current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company's written policy on forward-looking statements can be found in its 2012 SEC Form 10-K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (www.scripps.com) serves audiences and businesses through a growing portfolio of television, print and digital media brands. It owns 19 local television stations and daily newspapers in 13 markets across the United States and an expanding collection of local and national digital journalism and information businesses. Scripps also produces television programming, runs an award-winning investigative reporting newsroom in Washington, D.C., and serves as the long-time steward of one of the nation’s most successful educational programs, Scripps Spelling Bee. Founded in 1879, Scripps is focused on the stories of tomorrow.

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Contact Carolyn Micheli, The E.W. Scripps Company, 513-977-3732
carolyn.micheli@scripps.com

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2013	2012	2013	2012

Operating revenues	$189,535	$219,644	$596,041	$643,705
Segment, shared services and corporate expenses	(181,638)	(184,756)	(553,172)	(560,077)
Pension expense	(2,490)	(1,980)	(7,028)	(5,755)
Acquisition and related integration costs	—	—	—	(5,826)
Separation and restructuring costs	(1,290)	(2,354)	(3,691)	(6,420)
Depreciation and amortization	(12,096)	(12,136)	(35,684)	(37,045)
(Losses) gains, net on disposal of property, plant and equipment	(177)	(80)	(140)	(50)
Operating expenses	(197,691)	(201,306)	(599,715)	(615,173)
Operating (loss) income	(8,156)	18,338	(3,674)	28,532
Interest expense	(2,655)	(3,288)	(7,924)	(9,653)
Miscellaneous, net	(1,087)	(900)	(4,025)	(2,452)
(Loss) income from operations before income taxes	(11,898)	14,150	(15,623)	16,427
Benefit (provision) for income taxes	3,047	(2,148)	7,286	(3,424)
Net (loss) income	(8,851)	12,002	(8,337)	13,003
Net (loss) income attributable to noncontrolling interests	—	—	—	—
Net (loss) income attributable to the shareholders of The E.W. Scripps Company	$(8,851)	$12,002	$(8,337)	$13,003
Net (loss) income per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:	$(0.16)	$0.21	$(0.15)	$0.23

Weighted average basic shares outstanding	56,177	54,637	56,696	54,852
See notes to results of operations.

Notes to Results of Operations
1. ACQUISITION AND RELATED INTEGRATION COSTS

Included in acquisition and related integration costs for the nine months ended September 30, 2012, is a $5.7 million non-cash charge to terminate the McGraw-Hill stations' national representation agreement. We decided to use our existing national representative in all Scripps markets. As an inducement, our national representative firm agreed to pay the $5.7 million termination fee.
2. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Television includes 10 ABC affiliates, three NBC affiliates, one independent station that we operate as a duopoly with our Kansas City NBC affiliate and five Azteca affiliates. Our television stations reach approximately 13% of the nation's households. Television stations earn revenue primarily from the sale of advertising time to local and national advertisers.

Our newspaper business segment includes daily and community newspapers in 13 markets in the U.S. Newspapers earn revenue primarily from the sale of advertising space to local and national advertisers and from the sale of newspapers to readers.

Syndication and other includes syndication of news features and comics and other features for the newspaper industry.

We allocate a portion of certain digital and corporate costs and expenses, including information technology, certain employee benefits, digital operations services and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes. A portion of our digital operations which are not allocated to our newspaper and television segments is included in shared services and corporate.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit plan pension expense (other than current service costs), income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2013	2012	Change	2013	2012	Change

Segment operating revenues:
Television	$99,289	$125,329	(20.8)%	$307,548	$341,983	(10.1)%
Newspapers	88,346	92,390	(4.4)%	281,286	293,949	(4.3)%
Syndication and other	1,900	1,925	(1.3)%	7,207	7,773	(7.3)%
Total operating revenues	$189,535	$219,644	(13.7)%	$596,041	$643,705	(7.4)%

Segment profit (loss):
Television	$18,921	$41,835		$65,945	$94,627
Newspapers	3,038	4,249		14,857	15,980
Syndication and other	(177)	(620)		(145)	(212)
Shared services and corporate	(13,885)	(10,576)		(37,788)	(26,767)
Depreciation and amortization	(12,096)	(12,136)		(35,684)	(37,045)
(Losses) gains, net on disposal of property, plant and equipment	(177)	(80)		(140)	(50)
Pension expense	(2,490)	(1,980)		(7,028)	(5,755)
Interest expense	(2,655)	(3,288)		(7,924)	(9,653)
Acquisition and related integration costs	—	—		—	(5,826)
Separation and restructuring costs	(1,290)	(2,354)		(3,691)	(6,420)
Miscellaneous, net	(1,087)	(900)		(4,025)	(2,452)
(Loss) income from operations before income taxes	$(11,898)	$14,150		$(15,623)	$16,427

The following is segment operating revenue for television:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2013	2012	Change	2013	2012	Change

Segment operating revenues:
Local	$54,581	$51,983	5.0%	$169,390	$168,660	0.4%
National	27,388	25,991	5.4%	86,780	83,165	4.3%
Political	1,038	33,919		2,142	49,816
Digital	4,279	4,034	6.1%	12,110	10,658	13.6%
Retransmission	10,403	7,410	40.4%	31,345	23,009	36.2%
Other	1,600	1,992	(19.7)%	5,781	6,675	(13.4)%
Total operating revenues	$99,289	$125,329	(20.8)%	$307,548	$341,983	(10.1)%

The following is segment operating revenue for newspapers:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2013	2012	Change	2013	2012	Change

Segment operating revenues:
Local	$16,467	$17,452	(5.6)%	$55,219	$57,174	(3.4)%
Classified	16,174	18,126	(10.8)%	51,456	57,521	(10.5)%
National	1,449	1,919	(24.5)%	5,429	6,614	(17.9)%
Preprint and other	14,634	15,952	(8.3)%	46,869	49,216	(4.8)%
Digital advertising and marketing services	6,342	6,459	(1.8)%	19,935	19,449	2.5%
Advertising and marketing services	55,066	59,908	(8.1)%	178,908	189,974	(5.8)%
Subscriptions	28,184	27,801	1.4%	86,751	88,068	(1.5)%
Other	5,096	4,681	8.9%	15,627	15,907	(1.8)%
Total operating revenues	$88,346	$92,390	(4.4)%	$281,286	$293,949	(4.3)%

3. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of September 30, 2013	As of December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$202,136	$242,642
Other current assets	158,012	160,058
Total current assets	360,148	402,700
Investments	19,696	21,115
Property, plant and equipment	359,058	374,931
Goodwill	27,966	27,966
Other intangible assets	139,597	144,783
Deferred income taxes	35,823	36,095
Miscellaneous	21,449	23,178
TOTAL ASSETS	$963,737	$1,030,768

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$17,055	$23,329
Customer deposits and unearned revenue	26,281	26,240
Current portion of long-term debt	38,850	15,900
Accrued expenses and other current liabilities	70,197	80,564
Total current liabilities	152,383	146,033
Long-term debt (less current portion)	145,325	180,200
Other liabilities (less current portion)	160,792	164,625
Total equity	505,237	539,910
TOTAL LIABILITIES AND EQUITY	$963,737	$1,030,768

4. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.
The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2013	2012	2013	2012

Numerator (for basic and diluted earnings per share)
Net (loss) income attributable to the shareholders of The E.W. Scripps Company	$(8,851)	$12,002	$(8,337)	$13,003
Less income allocated to RSUs	—	(496)	—	(617)
Numerator for basic and diluted earnings per share	$(8,851)	$11,506	$(8,337)	$12,386
Denominator
Basic weighted-average shares outstanding	56,177	54,637	56,696	54,852
Effective of dilutive securities:
Stock options held by employees and directors	—	574	—	338
Diluted weighted-average shares outstanding	56,177	55,211	56,696	55,190